PINE GROVE ALTERNATIVE INSTITUTIONAL FUND

SHAREHOLDER SERVICING AGREEMENT

To: ____________________

(Name of Service Agent)

We wish to enter into this Shareholder Servicing Agreement with you concerning the provision of support services to your clients ("Clients") who may from time to time beneficially own shares ("Shares") of Pine Grove Institutional Alternative Fund (the "Fund") offered by us.

The terms and conditions of this Shareholder Servicing Agreement (the "Agreement") are as follows:

Section 1.  We agree to provide you such information and reports as are necessary or appropriate to permit and/or facilitate your performance of the services set forth in this Agreement.

Section 2.  You agree to provide the following support services to Clients who may from time to time beneficially own Shares: (i) assisting in establishing and maintaining accounts and records relating to Clients that invest in Shares; (ii) processing repurchase, dividend, and distribution payments from us on behalf of Clients; (iii) in connection with Client subscriptions for initial and subsequent investments in the Fund, arranging for bank wires following notification to the Fund; (iv)  responding to Client inquiries relating to the services performed by you; (v) responding to routine inquiries from Clients concerning their investments in Shares; (vi) assisting Clients in changing account designations and addresses; (vii) assisting Clients in such Clients' processing of repurchase requests; and (viii) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules and regulations.

Section 3.  You will maintain such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services and assistance to Clients.

Section 4.  Neither you nor any of your officers, employees or agents are authorized to make any representations concerning the Fund or the Shares except those contained in the Fund's then current prospectus and statement of additional information for Shares, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

Section 5.  For all purposes of this Agreement, you will be deemed to be an independent contractor and will have no authority to act as agent for us in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Shares (or orders relating to the same) by or on behalf of Clients, except such requests, directions, actions or inactions in reliance upon or related to the printed materials supplied by us. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

Section 6.  In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a quarterly fee at the annual rate of 0.85% of the net asset value of the Shares beneficially owned at the end of the relevant quarter by your Clients for whom you are the dealer of record or holder of record or with whom you have a servicing relationship (the "Clients' Shares"). We will make our reasonable best efforts to pay such fee to you within 30 days after the end of the relevant quarter, but in no event later than 45 days after the end of the relevant quarter; provided, however, that, notwithstanding any other provisions of this Agreement, in no event shall we have any obligation to pay any fee to you unless the Fund provides the funds to us for purposes of paying such fee. For purposes of determining the fees payable under this Section 6, the net asset value of the Clients' Shares will be computed in the manner specified in the Fund's Registration Statement on Form N-2 (as the same is in effect from time to time) in connection with the computation of the net asset value of Shares for purposes of purchases and repurchases. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Shares, including the sale of Shares to you for the account of any Client or Clients. A Client that terminates its account with you shall no longer be deemed a Client for purposes of this Agreement as of the date of such termination (regardless of whether such former Client remains a shareholder of the Fund) and you shall neither be required to provide any further services hereunder to such former Client nor be entitled to receive any further compensation hereunder with respect to such former Client's Shares. We agree not to recommend to any Client that they terminate their account with you.

Section 7.  You will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of the services described herein) and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to the Fund's Board of Trustees concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

Section 8. Each party agrees that any "Non-Public Personal Information" (as such term is defined in Regulation S-P ("Reg S-P") promulgated under the Securities Exchange Act of 1934, as amended) that may be disclosed hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Reg S-P and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other party, except to the extent required to carry out the services set forth in this Agreement or as otherwise permitted by Applicable Law.

Section 9.  We may enter into other similar Shareholder Servicing Agreements with any other persons or entities without your consent or any notice to you.

Section 10.  By your written acceptance of this Agreement, you represent, warrant and agree that: (i)  you are a broker/dealer or transfer agent duly registered (or are exempt from such registration) under the federal securities laws; (ii)  the compensation payable to you in connection with the investment of your Clients' assets in Shares will be disclosed by you to your Clients, will be authorized by your Clients, and will not be excessive and its receipt by you will not constitute a "prohibited transaction" under the Employee Retirement Income Security Act of 1974, as amended; (iii)  the services provided by you under this Agreement will in no event be primarily intended to result in the sale of Shares; and (iv)  in the event an issue pertaining to the Fund's Shareholder Services Plan is submitted for shareholder approval, you will vote any Shares held for your own account in the same proportion as the vote of those Shares held for your Client's accounts.

Section 11.  This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. This Agreement shall continue until termination by either party on 60 days' written notice to the other; provided, however, that this Agreement shall terminate immediately without any need for prior notice upon termination of the service agreement between the Fund and us..

Section 12. This Agreement may be amended from time to time with the mutual consent of the parties. All amendments shall be in writing.

Section 13. Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this Agreement as contemplated herein, and that the individual that has signed this Agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of such party with respect to the execution of this Agreement.

Section 14.  All notices and other communications hereunder will be duly given if mailed, telegraphed, telexed, facsimile or transmitted by similar telecommunications or other electronic device (including e-mail transmission) to the appropriate address stated herein, or to such other address as either party shall so provide the other.

Section 15. This Agreement supersedes any other agreement between the parties with respect to the shareholder servicing of Shares of the Fund and other matters covered herein. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict-of-laws provisions or doctrines thereof, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

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If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us at 3 Canal Plaza, Suite 600, Portland, ME 04101.

Very truly yours

Atlantic Fund Administration, LLC (d/b/a Atlantic Fund Services)

Date:	By:

Accepted and Agreed to:

Date:	By:
Address of Service Agent: